Exhibit 10.1

SEVERANCE AGREEMENT
AND MUTUAL GENERAL RELEASE OF CLAIMS

THIS SEVERANCE AGREEMENT AND MUTUAL GENERAL RELEASE OF CLAIMS (“AGREEMENT”) is being entered into between and among Pelican National Bank, N.A. (“Employer”), Pelican Financial, Inc. (“PFI”) and Howard B. Montgomery, Jr. (“Employee) (collectively the “Parties”) as of February 10, 2006.

Background

Employer and Employee are parties to an Employment Agreement dated as of August 1, 2004 (“Employment Agreement”).  PFI owns all of the issued and outstanding stock of Employer.  The Parties mutually desire to terminate the employment of the Employee and the respective obligations of the Parties under the Employment Agreement on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises, agreements and representations contained herein, and intending to be legally bound hereby, the Parties agree as follows:

1.             Termination of Employment.  Employee’s employment with the Employer shall terminate by mutual consent effective as of the close of business on February 10, 2006 (the “Effective Time”), at which time the Employment Agreement shall terminate and be null and void and of no further force or effect.

2.             Severance.  In consideration for this Agreement and Employee’s general release of claims hereunder, Employer shall do the following no sooner than the eighth (8th) day following Employee’s signing of this Agreement, providing Employee does not revoke this Agreement:

a.                                       In lieu of amounts that are due or which may become due under Section 3.4, Section 8.0 and Section 9.0 of the Employment Agreement, Employer shall pay to the Employee a special lump sum severance payment in the gross amount of $482,500 on or before February 24, 2006.  The Employer shall deduct from this severance pay all normal tax withholdings and deductions which Employer is required by law to make.

b.                                      Employer shall pay to the Employee the Employee’s base salary through the Effective Time on or before February 24, 2006.  All other compensation due to the Employee pursuant to the other provisions of the Employment Agreement (including but not limited to sections 3.1, 3.2, 3.3, 3.5 through 3.7) is set forth on Exhibit A attached hereto and shall be paid to the Employee on or before February 24, 2006.  The Employer shall deduct from this compensation all normal tax withholdings and deductions which Employer is required by law to make.

c.                                       Employer shall continue to provide to Employee all benefits and compensation to which Employee may be entitled to under the Employer’s 401(k) plan, heath insurance plan, deferred compensation plan and other benefit plans to the extent required under applicable law or the terms of such plan.

d.                                      Employee understands that he shall receive no other  wages, bonus, commissions or any other payments or benefits from Employer other than as set forth in this Agreement.

e.                                       Anything in this Agreement to the contrary notwithstanding, Employee shall have the right, in his sole and absolute discretion, to reduce the amounts payable hereunder to the extent that such payments would subject Employee to excise tax under Section 4999 of the Internal Revenue Code and the regulations thereunder.

3.             Options.  PFI has previously granted Employee options to purchase 50,000 shares of PFI common stock at an exercise price of $5.07 per share (the “Options”) pursuant to PFI’s 1997 Stock Option and Incentive Plan (the “Plan”).  Anything to the contrary notwithstanding in the Plan or the form of agreement evidencing the Options, PFI agrees that: (a) the Options shall not expire prior to the close of business on August 2, 2015, the original expiration date of the Options (the “Expiration Date”) and (b) the Options shall be exercisable in full at any time beginning on the date hereof and ending at the close of business on the Expiration Date.

Employee, Employer and PFI each expressly acknowledges and agrees to the termination of such Options and settlement in cash in accordance with and as contemplated in the Agreement and Plan of Reorganization among Stark Bank Group, Ltd, SBG II, Ltd., and Pelican Financial, Inc. dated November 30, 2005.

4.             Employee Release.  In consideration of the payments and other benefits described above in Paragraph 2 and Paragraph 3, effective at the Effective Time, Employee hereby unconditionally releases and completely and forever discharges Employer and PFI, on behalf of and for the benefit of each of them, their officers, directors, partners, shareholders, agents, attorneys, employees, successors and assigns (“Employer Released Parties”), from any and all rights and claims that he may have based on or relating to the Employment Agreement, Employee’s employment with the Employer or the termination of that employment for any and all reasons.  Employee specifically releases the Employer Released Parties from any rights or claims which Employee may have based upon the Age Discrimination in Employment Act, which prohibits age discrimination in employment; Title VII of the Civil Rights Act of 1964, as amended, which prohibits discrimination in employment based on race, color, creed, national origin or sex; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; the Americans with Disabilities Act of 1990, which prohibits discrimination against disabled persons; the Employee Retirement Income Security Act, which regulates employment benefits; the Florida Civil Rights Act of 1992; or any other federal, state or local laws or regulations prohibiting employment discrimination or which otherwise regulate employment terms and conditions.  Employee also releases the Employer Released Parties from any claim for wrongful discharge, unfair treatment, breach of public policy, express or implied contract, or any other claims arising under common law which relate in any way to Employee’s employment with the Employer or the termination thereof.  This release covers claims that Employee knows about and those that  may not know about up through the date of this Agreement.  This Release specifically includes any and all claims for attorney’s fees and costs which are incurred by Employee for any reason arising out of or relating to any or all matters covered by this Agreement. This release does not cover: (a) any obligations of Employer and/or PFI under this Agreement or the Options, (b) any obligations of Employer and/or PFI under benefit plans and (c) any claims that Employee may make for unemployment compensation benefits.

5.             Employer and PFI Release.  In consideration of the Employee’s release set forth in Paragraph 4, effective at the Effective Time, Employer and PFI, for itself and its Employer Released Parties, each hereby unconditionally releases and completely and forever discharges Employee, on behalf of and for the benefit of Employee, his estate, executors, administrators, beneficiaries, heirs, successors and assigns (“Employee Released Parties”), from any and all rights and claims that any of them may have based on or relating to the Employment Agreement, Employee’s employment with the Employer or the termination of that employment for any and all reasons.  This release covers claims that any of the Employer Released Parties know about and those that  they may not know about up through the date of this Agreement.  This release specifically includes any and all claims for attorney’s fees and costs which are incurred by any of the Employer Released Parties for any reason arising out of or relating to any or all matters covered by this Agreement. This release does not cover any obligations of Employee under this Agreement.

6.             Certain Representations.  Each of the Parties represents and warrants to the other that as of the date of this Agreement, such Party has not filed any charge, claim, complaint, demand for arbitration or lawsuit against any of the other Parties nor has such Party allowed any other person or entity acting on such Party’s behalf to do so based on any of the claims released herein.

7.             Attorney’s Fees.  The Parties recognize that nothing herein is meant to preclude any Party from recovering attorney’s fees or costs specifically authorized under federal or state law in any subsequent litigation between the Parties.

8.             Additional Obligations of Employee.  In conjunction with the execution of this Agreement and for the consideration received herein, Employee further agrees as follows:

a.                                       Subject to his availability and schedule, during normal business hours, to cooperate fully with any reasonable request of Employer or PFI to provide truthful information and/or materials to them or to otherwise assist any of them in matters relating to the performance of his former duties and the defense of any litigation or disputes arising or based upon actions occurring during the course of his employment.  Employee shall provide 80 hours of such service without additional compensation and shall be compensated at the rate of $80.00 per hour for every hour in excess of 80 hours and will be paid any reasonable, documented expenses which he incurs in performing such duties; and

b.                                      To maintain the confidentiality of all proprietary information of Employer in accordance with the terms of  Section 4.1 and Section 4.2 of the Employment Agreement.

9.             Additional Obligations of Employer and PFI.    In conjunction with the execution of this Agreement and for the consideration received herein,  Employer and PFI each agree that it shall continue to indemnify, defend and hold harmless Employee to the fullest extent provided by  applicable law, the charter or bylaws of Employer and/or PFI as in existence on the date hereof or under any agreement, understanding or arrangement with Employer and/or PFI in existence on the date hereof.

10.           Non-Disparagement.  Each Party agrees not to make any statement, whether oral or written, which in any way disparages the other.  A violation of this Paragraph shall constitute a material breach of this Agreement.

11.           Advice of Counsel.  Each Party represents that they consulted with an attorney before signing this Agreement.

12.           Review Period.  Employee understands that he is being given a period of 21 days to review and consider this Agreement before signing it.  Employee understands that he may use as much of such period as he wishes prior to signing it.

13.           Right of Rescission.   Employee may revoke this Agreement within seven (7) days of his signing it.  Revocation can be made by delivering a written notice of revocation to Pelican National Bank, N.A. Attention: Ken Aschom  at  811 Anchor Road, Naples, Florida  34104.   For this revocation to be effective, written notice must be received by Mr. Aschom no later than the close of business on the seventh (7th) day after Employee signs the Agreement.  If Employee revokes this Agreement, it shall not be effective and enforceable and Employee will not receive the consideration contained in Paragraphs 2  or 3 or any other consideration set forth herein.

14.           No Admission.  By entering into this Agreement, no Party admits, and each Party  expressly denies,  that such Party has violated any contract, rule, law or regulation, including, but not limited to, any federal, state or local law or regulation relating to employment or employment discrimination.

15.           Entire Agreement.  This Agreement, and the Options as modified herein, are the entire agreements between Employee, PFI and Employer and any other prior agreements between or among Employer and/or PFI, on the one hand, and Employee, on the other hand, are hereby terminated and shall have no other force or effect.  No Party has made any promises to the other Parties other than those set forth in this Agreement.  This Agreement may be modified only upon an express written agreement among the Parties.

16.           Governing Law.  This Release will be governed and construed in accordance with the laws of the State of Florida without regard to principles of conflicts of laws.

17.           Invalidity of Agreement Provision.  The invalidity or unenforceability of any provision of this Agreement, whether in whole or in part, shall not in any way affect the validity or enforceability of any other provision contained herein.

18.           Neutral Construction.  In view of the fact that each of the parties hereto have been represented by their own counsel and this Agreement has been fully negotiated by all parties, the legal principle that ambiguities in a document are construed against the draftsperson of that document shall not apply to this Agreement.

19.           Parties in Interest.  This Agreement shall bind, benefit, and be enforceable by parties and their respective successors, legal representatives, permitted assigns, heirs, executors, administrators and personal representatives.

20.           Section Headings; References.  Section and subsection headings in this Agreement are for convenience of reference only, and shall neither constitute a part of this Agreement nor affect its interpretation.  All words in this Agreement shall be construed to be of such number and gender as the context requires or permits.

21.           Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original hereof, and it shall not be necessary in making proof of this Agreement to produce or account for more than one counterpart hereof.

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22.           Employee Acknowledgement.  EMPLOYEE ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT, UNDERSTANDS IT AND IS VOLUNTARILY ENTERING INTO IT.  EMPLOYEE UNDERSTANDS AND AGREES THAT THIS AGREEMENT CONTAINS A GENERAL RELEASE OF CLAIMS RELATING TO HIS EMPLOYMENT AND THE TERMINATION OF THAT EMPLOYMENT AGAINST ALL EMPLOYER RELEASED PARTIES.

IN WITNESS WHEREOF, and intending to be legally bound, the Parties agree to the terms of this Agreement.

Date:	Pelican National Bank, N.A.

February 10, 2006	By:	s/s Kenneth Aschom
Print name and title: Kenneth Aschom, CEO

Date:	Pelican Financial, Inc.

February 10, 2006	By:	Charles C. Huffman
Print name and title: Charles C. Huffman, President and CEO

Date:	Employee:

February 10, 2006	s/s Howard B. Montgomery,
Howard B. Montgomery, Jr.

Exhibit A

Vacation pay for 2005 - $0.00 (none)